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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER—INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES $230 MILLION
ACQUISITION OF BUFFALO WALLOW FIELD

Transaction Will Include Production of 25 to 30 MMcfe per Day and 120 Bcfe of Estimated
Proved Reserves
Acquisition Will Add Resource Play With Approximately 370 Identified Drillsites

        DENVER, COLORADO—February 28, 2005—Forest Oil Corporation (Forest) (NYSE:FST) announced today that it has agreed to acquire a private company whose primary asset is an operated average working interest of 83% in the Buffalo Wallow Field (a prolific natural gas resource play) and approximately 33,300 gross acres primarily in Hemphill and Wheeler Counties, Texas. Forest will pay an estimated $200 million cash for the company's equity and assume an estimated $30 million of debt (net of working capital) at closing. Forest intends to fund the acquisition using internally generated cash flow. The expected impact to Forest is as follows:

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  The Buffalo Wallow Field becomes the largest field by value and estimated proved reserves in the portfolio

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  Adds estimated proved reserves of 120 Bcfe (46% proved developed and 71% natural gas)

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  Adds estimated production of 25 to 30 MMcfe/d beginning in April 2005 and 40 to 45 MMcfe/d in 2006

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  Adds approximately 8,300 gross acres of land in the Buffalo Wallow Field, which recently has been approved for 20 acre down-spacing

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  Adds approximately 370 identified drillsites in the Buffalo Wallow Field to the portfolio

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  Increases the expected activity in the 2005 and 2006 work plans by 60 and 110 wells, respectively

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  Adds approximately 25,000 gross acres of additional undeveloped land primarily in Wheeler County which is prospective for Granite Wash, Atoka and Morrow formations

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  The Western Business Unit becomes the largest business unit ranked by estimated proved reserves

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  Increases pro forma reserve life by 3% to 8 years

        Craig Clark stated "We are excited to be able to purchase this quality Granite Wash asset base and add another legacy asset to our portfolio. The Buffalo Wallow Field has been under development on 40 acre spacing for the last several years and has just recently received approval for 20 acre spacing. It is a high-quality field which gives us a significant multi-year, multi-rig development drilling program. Without allocating any of the purchase price to land or other categories of reserves, Forest's acquisition cost per proved Mcfe is about $1.92 and cost per daily unit of production is $9,000 per Mcfe per day which is very attractive for this type of resource play. Our anticipated 2005 free cash flow will be used to acquire and exploit this new asset. This is another step to increase the relative size and quality of our onshore North American asset base. It also represents another accretive acquisition at reasonable economics. With this acquisition, Forest has now spent over $1 billion in acquisitions since the introduction of the Four-Point Game Plan."

        In the Buffalo Wallow Field, Forest has identified 40 proved undeveloped and 330 probable and possible locations. Current well economics in the Buffalo Wallow Field indicate an investment of approximately $1.4 to $1.9 million to drill and complete a well with an estimated ultimate recovery of 1.4 to 1.8 Bcfe. The field presently has estimated lease operating expenses of $.63 per Mcfe.

        In connection with the transaction, Forest has executed natural gas hedges for 20,000 MMbtu/d with price protection averaging $6.70 per MMbtu through 2006. The price protection level is above the gas prices used to evaluate the property. Forest expects the transaction to be accretive to cash flow in 2005 and beyond. In addition, Forest has announced plans to dispose of approximately $50 million in non-core assets during 2005.

        The acquisition is scheduled to close on March 31, 2005 and is subject to customary closing conditions. Assuming a timely closing, the acquisition should add production of 7-8 Bcfe in 2005 and 15-16 Bcfe in 2006. Forest will announce further updated guidance following the closing of the transaction.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Tuesday, March 1, 2005, at 11:00 a.m. ET (9:00 a.m. MT) to discuss the transaction described in this press release. If you would like to participate please call 1.800.399.6298 (for U.S./Canada) or 1.706.634.0924 (for International) and request the Forest Oil teleconference.

        A replay will be available from March 1, 2005 through March 7, 2005. You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) or 1.706.645.9291 (for International), conference ID # 4453372. Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

        Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.forestoil.com.

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February 28, 2005

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FOREST OIL ANNOUNCES $230 MILLION ACQUISITION OF BUFFALO WALLOW FIELD